SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is made as of this 18th day of July, 2025, by and between Gaming and Leisure Properties, Inc. and its subsidiaries and affiliated entities under direct control and ownership of Gaming and Leisure Properties, Inc. (collectively, the “Company”) and Matthew Demchyk (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Company Executive Change in Control and Severance Plan (the “Severance Plan”).
WHEREAS, Executive is currently employed by and performs services for the Company; and
WHEREAS, the Company and Executive have agreed, pursuant to the terms of this Agreement, that Executive’s last day of employment will be August 1, 2025 (“Date of Separation”); and
WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a severance arrangement and the resolution of any and all disputes between them.
NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:
1.Separation. On the Date of Separation, Executive shall cease to be an employee of the Company for all purposes and Executive hereby resigns, as of the Date of Separation, from all positions as an officer and/or director position (if any) of the Company and each of its affiliated entities.
2.Severance Benefits. In consideration for Executive’s agreement as set forth herein, and subject to Executive’s execution of the general release of claims in favor of the Company that is attached hereto as Exhibit A (the “Release”), no earlier than the Date of Separation and no later than twenty-eight (28) days following the Date of Separation and such Release becoming effective without being revoked by Executive during the revocation period described in the Release, and subject to and conditioned upon Executive being an employee in good standing through the Date of Separation, Executive shall be entitled to the following benefits:
(a)Three Million Two Hundred Fifty Thousand Dollars ($3,250,000), payable on the first regular payroll date following 30 days after the date the Release is effective;
(b)Two Million Three Hundred Thousand Dollars ($2,300,000), payable on March 15, 2026;
(c)Seven Hundred Thousand Dollars ($700,000), payable on August 1, 2026; and
(d)Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), continuing coverage under the Company’s group medical, dental and vision plans as would have applied (at the Company’s sole cost and paid directly to the insurance carrier or plan by the Company) if Executive remained employed by the Company for a period equal to the shorter of (i) twenty-four (24) months following the Date of Separation or (ii) the Date of Separation until the date Executive becomes eligible to be covered under another employer group health plan, which period, in each case, runs concurrently with the applicable COBRA period. Notwithstanding the foregoing, the premiums paid with respect to such coverage for the last six (6) months of the period described above shall be included in income to Executive.
3.Retirement Benefits.
(a)Deferred Compensation. For purposes of any non-qualified deferred compensation plan sponsored by the Company, Executive shall be deemed to have experienced a “separation from service” as of the Date of Separation. Executive shall receive his account balance under such deferred compensation plan in accordance with the terms of such plan and Executive’s election.

(b)401(k). Executive’s vested account balance under the Gaming and Leisure Properties, Inc. 401(k) Plan (the “401(k) Plan”) shall be distributed in accordance with Executive’s election and the provisions of the 401(k) Plan.
4.Other Benefits. Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of the Date of Separation, including, but not limited to, unused accrued vacation, reimbursement for valid and authorized expenses submitted prior to the Date of Separation, and unpaid base salary earned by Executive through the Date of Separation, payable in a lump sum. Any benefits accrued or earned will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company and paid with the payment described in Section 2(a).
5.Tax Matters.
(a)The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.
(b)Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six (6) months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death; and (b) the date of Executive’s death.
(c)After the Date of Separation, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Date of Separation and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Date of Separation for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.
(d)To the extent that any reimbursements due or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements due or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

6.No Other Benefits. Executive acknowledges and agrees that the payment(s) and other benefits provided for in this Agreement are in full discharge of any and all liabilities and obligations of the Company to Executive, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/ or alleged understanding or arrangement between Executive and the Company (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).
7.No Authority. Executive acknowledges that following the Date of Separation, Executive shall not represent himself to be an employee, officer, director, agent or representative of the Company and its direct and indirect parent(s) and subsidiaries (collectively, the “Company Group”) for any purpose.
8.Successors and Assigns. The provisions hereof shall inure to the benefit of the Executive’s heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon the Executive’s heirs, executors, administrators, legal personal representatives and assigns.
9.Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
10.Cooperation. The Executive acknowledges that the Company may need to consult with the Executive from time to time on a reasonable basis after the Date of Separation on matters that the Executive had direct knowledge of and worked on prior to the Date of Separation, excluding, for the avoidance of doubt, advice or guidance on any future matters. The Executive agrees to continue to cooperate with the Company and to provide any such information as is reasonably requested by the Company for a period of one (1) year following the Date of Separation (the “Cooperation Period”). During the Cooperation Period, the Company will reimburse Executive for reasonable expenses incurred in connection with such cooperation to the extent that such expenses are appropriately documented and submitted to the Company.
11.Restrictive Covenants.
(a)Confidential Information. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of his assigned duties and for the benefit of the Company, either during employment or at any time after the Date of Separation, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company or any member of the Company Group, which the Executive shall have obtained during his employment with the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representatives of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, regulation or legal process, the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are public domain.
(b)Non-Competition. During the remainder of Executive’s employment with the Company and for twelve (12) months after the Date of Separation, Executive shall not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, director, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). Executive understands that the restrictions set forth in this Section 11(b) are intended to protect the Company’s interest in its Confidential Information and established employee and investor relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any business conducted anywhere in the United States that is competitive with the Company’s gaming real estate investment trust business. Without limiting the foregoing, any business engaged in the acquisition, financing or ownership of real property to be leased to gaming operators in “triple net” lease arrangements shall be considered to be a Competing Business. Notwithstanding the foregoing, Executive may provide services for a gaming operator or a real estate investment business which does not have any gaming tenants; however, Executive may not assist a gaming operator to engage in a transaction with a Competing Business, and may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.
(c)Non-Disparagement. (i) Executive agrees that he will not make any disparaging or defamatory comments regarding the Company or any member of the Company Group, their respective affiliates, employees, officers, directors, products or services. Executive’s obligations under this subsection of Section 11 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency. (ii) The Company agrees that neither it nor any of its affiliates, officers or directors will make any disparaging or defamatory comments regarding Executive. The Company’s obligations under this subsection of Section 11 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.
(d)This Agreement is not intended to restrict Executive from providing financial analysis of REITs and/or equity markets other than the Company during the twelve (12) month period following the Date of Separation. Therefore, notwithstanding the restrictions of this Section 11, the Executive shall not be restricted from engaging in any of the duties and responsibilities of an analyst, portfolio manager, executive or other position or employment which requires the Executive to provide his opinions and analysis; provided that such Executive does not cover or provide his opinions or analysis with respect to the Company during the twelve (12) month period following the Date of Separation.
12.Return of Property. Executive agrees that promptly following the Date of Separation the Executive will have in good faith returned to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, iPad, iPhone, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code. Executive further acknowledges and agrees that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in Section 2 above unless and until the Executive has satisfied all of Executive’s obligations pursuant to this paragraph; provided, however, in the event the Executive locates additional Company property and returns same at a later date in good faith or locates documents and returns or destroys them, he shall not be considered to be in violation of this Section 12. Notwithstanding the foregoing, the Company agrees to cooperate with Executive in transferring his current cell phone number to Executive’s new service.
13.Indemnification. Executive shall remain covered under the Company’s directors’ and officers’ liability insurance policies for six years from the effective date of this Agreement and shall be entitled to the protections of the Company’s bylaws and charter with respect to indemnification of officers and directors.
14.Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of the Executive’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.
15.Governing Law; Jurisdiction. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with and be governed by the laws of Pennsylvania without reference to its conflicts of laws principle.

*    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
GAMING AND LEISURE PROPERTIES, INC.
By:        /s/ Peter M. Carlino
Name:        Peter M. Carlino
Title:        Chairman and Chief Executive Officer

/s/ Matthew Demchyk
MATTHEW DEMCHYK

Exhibit A
Release and Waiver of Claims
This Release and Waiver of Claims (this “Release”) is hereby delivered by MATTHEW DEMCHYK (“I” or “me”) to Gaming and Leisure Properties, Inc. (the “Company”) pursuant to the terms of the Separation Agreement (the “Agreement”) entered into between the Company and me on July 18, 2025.
1.    Release and Waiver of Claims.
(a)As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
(b)In consideration of the commitments of the Company as set forth in Section 2 of the Agreement, I intend to be legally bound, and hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company Group and their present and former officers, directors, employees, and agents, and their respective successors, predecessors, affiliates, assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, whether known or unknown, or which my heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to the date of my execution of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company and Releasees, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under any applicable Company severance plan(s), the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Pennsylvania employment laws, and any other federal, state and local employment laws, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.
(c)To the fullest extent permitted by law, and subject to the provisions of paragraph 1(d) below, I represent and affirm that (i) I have not filed or caused to be filed on my behalf any claim for relief against the Company or any Releasee and, to the best of my knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on my behalf; and (ii) I have no knowledge of any improper, unethical or illegal conduct or activities that I have not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) I will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of execution of this Release.

(d)The release of claims described in paragraphs 1(b) and (c) of this Release does not preclude me from filing a charge with the U.S. Equal Employment Opportunity Commission. However, I agree and hereby waive any and all rights to any monetary relief or other personal recovery from any such charge, including costs and attorneys’ fees. Additionally, this release of claims does not preclude me from filing claims that arise after the date of execution of this Release.
(e)Subject to the provisions of paragraph 1(d) of this Release, in further consideration of the commitments described in Section 2 of the Agreement, I agree that I will not file, claim, sue or cause or permit to be filed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself or herself involving any matter released in paragraph 1. In the event that suit is filed in breach of this release of claims, it is expressly understood and agreed that this release of claims shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. I further agree and covenant that should any person, organization, or other entity file, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, I will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. Nothing in the Agreement or this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
2.    Knowing and Voluntary Waiver. I expressly certify and acknowledge as follows:
(a)I have read the terms of this Release and that I understand its terms and effects, including the fact that I have agreed to REMISE, RELEASE, AND FOREVER DISCHARGE the Releasees and each and every one of its affiliated entities from any legal action arising out of my employment relationship with the Company and the termination of that employment relationship;
(b)I have signed this Release voluntarily and knowingly in exchange for the consideration described in Section 2 of the Agreement, which I acknowledge is adequate and satisfactory and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;
(c)    I do not waive rights or claims that may arise after the date I execute this Release, including the right to enforce the Agreement;
(d)    I was advised in writing to consult with my attorney prior to signing this Release; and
(e)    I have signed this Release knowingly and voluntarily.
3.Non-Admission. I agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to me.
4.Opportunity for Review; Acceptance. I have until twenty-one (21) days within which to consider this Release. Any modifications, material or otherwise, made to this Release have not restarted or affected in any manner the original twenty-one (21) days consideration period, and I have signed on the date indicated below after concluding that this Release is satisfactory to me. Notwithstanding anything contained herein to the contrary, I may revoke this Release within seven (7) calendar days after my execution and it shall not become effective until the expiration of such seven (7) day revocation period. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of the Release.” The revocation must be delivered to my human resources representative and postmarked within seven (7) calendar days of my execution of this Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which I reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. In the event of my timely revocation, this Release will be deemed null and void and the Company will have no obligations to provide the payments and benefits under Section 2 of the Agreement.

/s/ Matthew Demchyk
MATTHEW DEMCHYK
Dated: August 1, 2025